Exhibit 5.1

666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

November 12, 2019

KBL Merger Corp. IV

527 Stanton Christiana Rd.

Newark, DE 19713

Ladies and Gentlemen:

We have acted as counsel to KBL Merger Corp. IV (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 17,500,000 shares of its common stock, par value $0.0001 (the “Shares”) in connection with the Business Combination Agreement, dated as of July 25, 2019 (as the same may be amended, the “Business Combination Agreement”), by and among the Company, KBL Merger Sub, Inc. (“KBL Merger Sub”), CannBioRx Life Sciences Corp. (“CannBioRx”), Katexco Pharmaceuticals Corp. (“Katexco”), CannBioRex Pharmaceuticals Corp. (“CBR Pharma”), 180 Therapeutics L.P. (“180” and, together with CannBioRx, Katexco and CBR Pharma, the “CannBioRx Parties”) and Lawrence Pemble, in his capacity as representative of the stockholders of the CannBioRx Parties, pursuant to which KBL Merger Sub will merge with and into CannBioRx with CannBioRx surviving the merger and continuing as a wholly-owned subsidiary of the Company.

In connection with this opinion, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary for the purpose of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Our opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon and subject to the foregoing, it is our opinion that, when the Shares are issued and delivered by the Company in accordance with the Business Combination Agreement, the Shares will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.